EXHIBIT 10.07

ZAMBA CORPORATION SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment To Lease Agreement (“Second Amendment”) is entered into as of July 11, 2002, by and between Acky-Calhoun, LLC, successor in interest to Harvard Property (Lake Calhoun), L.P.,  (“Landlord”) and ZAMBA Corporation (“Tenant”).

F A C T S

A.            On or about May 5, 2000, Landlord and Tenant entered into a Lease Agreement (the “Lease”) for that certain premises located at Suite 200, 3033 Excelsior Blvd., Minneapolis, MN 55416 (the “Premises”).

B.            On or about August 9, 2000, Landlord and Tenant entered into a First Amendment To Lease Agreement, which modified the Lease Term and Base Rent for the Premises.

C.            Landlord and Tenant have agreed to partially terminate the Lease on the terms and conditions set forth below.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Partial Termination of Lease.  Provided that Tenant performs all of its obligations under Section 2 of this Second Amendment, the Lease shall be modified as of the first event occurring in Section 3 of this Second Amendment (the “Termination Date”) to delete from the Lease approximately 16,470 net rentable square feet of the leased Premises (the “Reduction Space”), as set forth in Exhibit A, attached hereto and incorporated herein by reference.  Tenant shall retain approximately 10,300 net rentable square feet of the Premises (the “Retained Space”), as set forth in Exhibit A, at a monthly Base Rent as follows:

Period	Monthly Base Rent
07/01/02 — 08/31/02	$12,875.00
09/01/02 — 08/31/03	$13,290.00
09/01/03 — 08/31/04	$13,700.00
09/01/04 — 12/31/05	$14,165.00

In addition to Base Rent, Tenant shall pay Operating Costs, as described in the Lease.  The estimated Operating Costs for the year 2002 are Twelve Dollars and Ninety-three Cents ($12.93) per square foot.  Therefore, for July 2002, the Operating Costs associated with the Retained Space shall be Eleven Thousand One Hundred Dollars and No Cents ($11,100.00).  The Tenant’s Proportionate Share for the Retained Space shall be Six and Six-hundredths percent (6.6%).   Tenant shall continue to lease (under four (4) separate Lease Agreements with month-to-month terms) four (4) storage spaces within the Building, known as 2-A, G-1, G-20, and G-21, which currently, collectively, rent for Three Hundred Four Dollars and No Cents ($304.00) per month.  Therefore, the Tenant’s total monthly obligation for July 2002 shall be Twenty-four Thousand Two Hundred Seventy-nine Dollars and No Cents ($24,279.00), inclusive of Base Rent, Operating Costs, and Storage rental.

2.             Termination Payment.  As a condition to Landlord’s obligations under this Second Amendment, and in consideration for Landlord’s agreement to partially terminate the Lease, Tenant shall pay to Landlord the sum of Two Hundred Eighty-four Thousand One Hundred Sixty-five Dollars and Thirty Cents ($284,165.30) (the “Termination Payment”), which is comprised of Forty-two Thousand Six Hundred Sixteen Dollars and Fifty Cents ($42,616.50) for all amounts due under the Lease for May 2002, Sixty-two Thousand Six Hundred Sixteen Dollars and Fifty Cents ($62,616.50) for all amounts due under the Lease for June 2002, Twenty-four Thousand Two Hundred Seventy-nine Dollars and No Cents ($24,279.00) for Base Rent, Operating Costs and Storage rent for the Retained Space for the month of July 2002, and One Hundred Fifty-four Thousand Six Hundred Fifty-three Dollars and Thirty Cents ($154,653.30) for a buyout of the Reduction Space.  Tenant shall deliver the Termination Payment to Landlord on or before the date that is two (2) business days after the date this Amendment has been executed by Landlord and Tenant (the “Payment Date”).  The Termination Payment shall be delivered to Landlord in the form of a wire transfer made payable to Landlord.

3.             Termination Date.  Subject to prior execution of this Amendment by Landlord and Tenant and Tenant’s payment of the Termination Payment, the Lease shall terminate as to the Reduction Space at 11:59 p.m., June 30, 2002 (the “Termination Date”).  Landlord acknowledges that Tenant shall proceed with all reasonable speed to remove its property and equipment promptly from the Reduction Space, but that Tenant may not completely vacate the Reduction Space by the Termination Date.  Tenant shall however, vacate the Reduction Space by no later than July 31, 2002.  Notwithstanding the above, Tenant shall not conduct general business operations in the Reduction Space following the Termination Date.

4.             Definitions.  Any words not defined herein shall have the definitions set forth in the Lease, subject to any express modification contained in this Amendment.

5.             Tenant Release.  As of the Termination Date, Tenant, for itself and for its affiliated corporations and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Landlord and Landlord’s respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Reduction Space.  Tenant acknowledges and agrees that the release set forth above applies to all claims relating to the Reduction Space whether those claims are known or unknown, foreseen or unforeseen.

6.             Landlord Release.  Subject to the performance by Tenant of all of its obligations under this Second Amendment (none of which are released by this Section 6), as of the Termination Date, Landlord, for itself and for its affiliated corporations and partnerships, members, officers, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Tenant and its officers, directors, shareholders, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Reduction Space or for payments of any amounts under the Lease not expressly set forth herein. Subject to the performance by Tenant of all of its obligations under this Second Amendment, Landlord acknowledges and agrees that the release set forth above applies to all claims relating to the Reduction Space or for payments of any amounts under the Lease not expressly set forth herein whether those claims are known or unknown, foreseen or unforeseen.

7.             Additional Provisions.  The renewal option described in paragraph 38(a) of the Lease and the expansion space requirements described in paragraph 38(b) of the Lease shall both be deleted and longer valid.

8.             Entire Agreement. This Amendment contains the entire agreement between the parties and may only be modified or amended by a writing signed by all parties.  Except as expressly set forth herein, any terms and conditions in the Lease that are not modified by this Amendment shall continue in full force and effect between the parties.

9.             No Assignment of Claims. The parties hereto represent and warrant that they have not transferred or otherwise assigned, either by contract or operation of law, any of the claims released under this Amendment.

10.           Counterparts and Facsimiles. This Amendment may be executed in one or more counterparts, which shall be deemed effective upon full execution of this Amendment by all parties.  Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.  In addition, a copy of this Amendment executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Amendment to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

11.           Authority.  The parties executing this Amendment represent that they each have authority to enter into this Amendment, and that this Amendment is binding on such party and enforceable in accordance with its terms.  The persons executing this Amendment on behalf of the parties to this Amendment represent and warrant that they individually have authority to enter into this Amendment on behalf of such parties.

IN WITNESS WHEREOF, the parties hereby execute this Amendment.

LANDLORD:		TENANT:

Acky-Calhoun, LLC		ZAMBA Corporation

By:	/s/ Stuart I. Ackerberg	By:	/s/ Ian Nemerov

Name: Stuart I. Ackerberg		Name: Ian Nemerov

Title: Member		Title: Vice President and General Counsel

Date: July 11, 2002		Date: July 11, 2002